Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made this 7th day of February, 2021 (the “Execution Date”) by and between Andrea Olshan (“Executive”), Seritage Growth Properties, a Maryland real estate investment trust (“Seritage REIT”), and for all purposes other than Sections 2(b) and 2(d), Seritage Growth Properties, L.P. (the “Operating Partnership,” and together with Seritage REIT, “Seritage”).

WHEREAS, Seritage desires to employ the Executive and wishes to acquire and be assured of the Executive’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be employed by and serve as an officer of the Operating Partnership and Seritage REIT, as applicable, and to serve Seritage on the terms and conditions set forth in this Agreement.

NOW THEREFORE, upon due consideration, Seritage and Executive agree as follows:

Section 1. Position.

(a) Executive shall serve as Chief Executive Officer and President of Seritage, reporting to the Board of Trustees of Seritage REIT (the “Board of Trustees”). During the Employment Period, Executive will also serve as a Trustee on the Board of Trustees. Executive will be the most senior executive officer of Seritage. Executive will be employed by the Operating Partnership and Executive’s work location will be in New York City. Subject to Section 3, below, Executive’s employment shall be at will.

(b) The term of Executive’s employment shall commence not later than March 16, 2021 (the “Effective Date”) and ending three (3) years from the Effective Date (the “Employment Period”); provided that on the third anniversary of the Effective Date and each anniversary of such date thereafter such date and each annual anniversary thereof a (“Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended as to terminate one year from such Renewal Date unless, at least one hundred twenty (120) days prior to the Renewal Date either party shall give written notice to the other that the Employment Period shall not be so extended.  Absent an express agreement to the contrary, a non-renewal by Seritage shall be deemed to be the termination of Executive without Cause.

Section 2. Compensation. Executive’s compensation package shall be as follows:

(a) Annual Salary. Executive’s annual base salary shall be at a rate of one million dollars ($1,000,000).

(b) Restricted Stock Units/Performance-Based Restricted Stock Units. On the Effective Date (the “Grant Date”), Seritage REIT will award Executive a grant of Seritage REIT equity.  The grant will consist of that number of restricted stock units (the “Award”) determined by dividing four million dollars ($4,000,000) by the volume-weighted average price of a share of Seritage REIT common stock for the ten (10) trading days immediately preceding and, if the Execution Date is a trading day, including the Execution Date, designated as follows:

(i) Forty percent (40%) of the Award shall be issued on the Grant Date as the Sign-On Time-Based RSUs (“Sign-On Time RSUs”).

(ii) Sixty percent (60%) of the Award shall be issued on the Grant Date as Sign-On Performance-Based RSUs (“Sign-On P-RSUs”).

(iii) The Sign-On Time RSUs shall vest in substantially equal installments (of approximately 25% each) on each of the Grant Date (the “Grant Date Tranche”), first (1st), second (2nd) and third (3rd) anniversaries of the Grant Date, provided Executive is actively employed on each anniversary date.  Vested Sign-On Time RSUs shall be settled and shares of Seritage REIT common stock shall be issued to Executive within thirty (30) days of the applicable vesting date.  If Executive’s employment with Seritage terminates prior to the third (3rd) anniversary of the Grant Date, vesting in unvested Awards shall be determined under the applicable Sections of this Agreement. Notwithstanding the forgoing, subject to Section 3(b)(v) of this Agreement, the Executive may not, without the prior written consent of Seritage authorized by affirmative vote of a majority of the members of the Board, directly or indirectly, sell, transfer, assign, pledge or otherwise encumber or dispose of any shares of Seritage REIT common stock delivered in settlement of the Grant Date Tranche held by the Executive, or any interest therein, until the earliest of (x) the third anniversary of the Grant Date, (y) the occurrence of a Change in Control and (z) the termination of Executive’s employment for any reason.  Executive shall have the right to satisfy any statutorily required withholding obligation with respect to the vesting and settlement of each tranche of the Sign-On Time RSUs by either remitting such amount in cash to Seritage or having the number of shares deliverable to Executive upon vesting and settlement reduced by a number of shares of Seritage REIT common stock having a fair market value equal to such statutorily required withholding obligation, provided that if the taxable event with respect to any tranche of the Sign-On Time RSUs occurs during a “blackout” period where Executive is prohibited by Seritage policy from selling shares of Seritage REIT common stock, any statutorily required withholding obligation will be satisfied by Seritage automatically withholding from the number of shares of Seritage REIT common stock otherwise deliverable to Executive upon vesting and settlement a number of shares of Seritage REIT common stock having an aggregate fair market value equal to such statutorily required withholding obligation (with any fraction of a share required to satisfy such obligation being disregarded and the amount due paid instead in cash by Executive).

(iv) (A) At the end of the performance period for the Sign-On P-RSUs, being the period from January 1, 2021 until December 31, 2023, Seritage REIT will determine the number of shares earned based on the extent to which performance goals have been achieved, which achievement levels will then be used to determine whether performance thresholds have been met and if so, to calculate a modifier of between fifty percent (50%) and one hundred fifty percent (150%). If threshold performance has not been achieved, the modifier will be deemed to be zero percent (0%). If threshold performance has been achieved, then the modifier will be based on the extent to which Seritage has attained certain performance goals, with the modifier being one hundred percent (100%) if performance achievement is at the established “target.” Upon determination of the performance achievement, the number of Sign-On P-RSUs will automatically be adjusted to a number equal to the total number of Sign-On P-RSUs granted multiplied by the modifier.

(B) The performance metrics, goals, threshold, target, tables for converting achievement into percentages, determination of the modifier and such other related items shall be determined by the Compensation Committee of the Board of Trustees of Seritage REIT (the “Compensation Committee”) in good faith consultation with Executive, and shall be established with a target reasonably expected to be achieved and shall be set out in such additional documentation as they may determine legally required and/or reasonably appropriate and consistent with the foregoing, which metrics may include, without limitation, measures or performance criteria involving leasing and monetization from January 1, 2021 through December 31, 2023, incremental yield on development costs, the amount of value creation, the amount of development or re-development underway, the total rent received, absolute or relative total shareholder return, or other strategic, operational or financial goals as may be determined in a manner consistent with this subsection 2(b)(v)(B).

(C) Subject to Section 3 hereof, one hundred percent (100%) of the Sign-On P-RSUs, as adjusted, will vest as of the third (3rd) anniversary of the Grant Date provided Executive is employed as of such date and settle within thirty (30) days of such anniversary.

(D) Unvested Sign-On RSUs and unvested Sign-On P-RSUs will be subject to forfeiture and shall be forfeited in the event Seritage terminates Executive’s employment for Cause or Executive terminates employment without Good Reason. Treatment of unvested Sign-On RSUs and unvested Sign-On P-RSUs in the event Seritage terminates Executive’s employment without Cause or Executive terminates employment with Good Reason shall be governed by subsection 3(b)(v) of this Agreement.

(E) The Board of Trustees and Compensation Committee shall, in good faith consultation with Executive, determine whether the Sign-On P-RSU element of the Award will be with respect to Seritage REIT common stock or limited partnership interests in the Operating Partnership. Either way, for purposes of this Agreement, such rights will be referred to as “performance-based restricted stock units.”

(c) Annual Cash Bonus.

(i) During the Employment Period, Executive will be eligible to receive an annual cash bonus, if at least “threshold” performance goals are achieved, of between fifty percent (50%) and two hundred percent (200%) of the annual base salary, with one hundred forty percent (140%) of the annual base salary being earned upon achievement of “target” performance goals; provided that, notwithstanding the forgoing, the annual cash bonus amount for the calendar year 2021 shall be equal to one million dollars ($1,000,000). Other than for calendar year 2021, no bonus will be earned if at least “threshold” performance goals are not met. The performance metrics, goals, threshold, target, tables for converting achievement into percentages, determination of the modifier and such other related items shall be determined by the Board of Trustees and Compensation Committee in good faith consultation with Executive, shall be established with a target reasonably expected to be achieved and shall be set out in such additional documentation as they may determine legally required and/or reasonably appropriate and consistent with the foregoing.

(ii) The annual cash bonus will be paid net of all applicable tax withholding within ninety (90) days of the last day of the fiscal year to which the bonus relates.

(d) Annual Equity Grant.

(i) Beginning in calendar year 2022, Executive will be eligible to receive an annual grant of Seritage REIT equity in the form of forty percent (40%) time-based restricted stock units and sixty percent (60%) performance-based restricted stock units. These restricted stock units (“Annual RSUs”) shall vest in equal one-third installments annually as of the first, second and third anniversary of the date of grant and these performance-based restricted stock units (“Annual P-RSUs”) shall vest at the end of the performance period established for such grant by the Board of Trustee and Compensation Committee. This total annual grant will be based on a number of shares of Seritage REIT common stock having an aggregate fair market value equal to two million dollars ($2,000,000).

(ii) As to each grant of Annual P-RSUs, the performance metrics, goals, threshold, target, tables for converting achievement into percentages, determination of the modifier and such other related items as may be needed to determine the performance-based adjustment to such Annual P-RSUs shall be determined by the Board of Trustees and Compensation Committee in good faith consultation with Executive, shall be established with a target reasonably expected to be achieved and shall set out in such additional documentation as they may determine legally required and/or reasonably appropriate and consistent with the foregoing.

(iii) In addition:

(A) The Annual P-RSU grants made for each year will be issued to Executive within sixty (60) days of the last day of the fiscal year to which the grant relates.

(B) The performance-based modifier applied to Annual P-RSU grants will be between fifty percent (50%) and one hundred fifty percent (150%), provided threshold performance goals are achieved with the modifier being one hundred percent (100%) upon achievement of the “target” goals (and if threshold performance has not been achieved, the modifier will be deemed to be zero percent (0%)).

(C) Annual RSU and Annual P-RSU grants will be settled as soon as administratively practical (as to Annual RSUs) and within forty-five (45) days (as to Annual P-RSUs) following the date of vesting and reflected in and subject to the terms and conditions of such additional documentation as Seritage and its Compensation Committee may deem reasonably appropriate and consistent with the foregoing.

(D) Unvested Annual RSU and unvested Annual P-RSU grants will be subject to forfeiture and shall be forfeited in the event Seritage terminates Executive’s employment for Cause or Executive terminates employment without Good Reason. Treatment of unvested Annual RSU and unvested Annual P-RSU grants in the event Seritage terminates Executive’s employment without Cause or Executive terminates employment with Good Reason shall be governed by subsection 3(b)(v) of this Agreement.

(e) Benefits. Executive will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other senior executives of Seritage, in accordance with the applicable terms, conditions and availability of those programs.

(f) Paid Vacation. Executive will be eligible for no less than four (4) weeks of paid vacation per year pursuant to Seritage’s vacation policy.

(g) Treatment of Equity Awards on a Change in Control. Upon a Change in Control:

(i) Seritage REIT will determine the modifier applicable to the Sign-On P-RSUs and Annual P-RSUs as to which the performance period has not ended (collectively, “Outstanding P-RSUs”) based on actual performance as of the date of the Change in Control (as defined in subsection 4(b), below), as determined by the Compensation Committee in good faith, taking into account, among other factors, the timing of the occurrence of the Change in Control in relation to the Outstanding P-RSUs’ applicable performance periods and the nature of the underlying performance metrics and targets.

(ii) If the purchaser or successor entity does not assume, convert, or replace Executive’s unvested and outstanding equity awards with awards of equity that is traded on the NYSE or NASDAQ, such unvested and outstanding awards will immediately vest upon the Change in Control (taking into account subsection (g)(i) with respect to any Outstanding P-RSUs). If the purchaser or successor entity does assume, convert, or replace such unvested and outstanding awards with equity traded on the NYSE or NASDAQ, such unvested and outstanding awards will continue to vest in accordance with its terms.

Section 3. Severance. If Executive’s employment terminates for a reason described in subsection (a), (b), or (c) of this Section 3, then subject to the terms of this Agreement, Executive shall be entitled to the benefits described in such subsections (and subsection (d) if applicable) (collectively referred to herein as “Severance Benefits”). Executive shall not be entitled to Severance Benefits if Executive’s employment terminates for any reason other than those set forth in subsections (a), (b), and (c) of this Section 3.  Notwithstanding the foregoing, in the event of Executive’s termination of employment for any reason, Executive shall receive (i) earned but unpaid base salary and accrued but unused vacation and other paid time off through the Date of Termination (as defined below), (ii) reimbursement of any business expenses incurred through the Date of Termination and (iii) any benefits and other amounts due to Executive under the benefit plans and programs in which Executive participated during employment in accordance with the terms of such plan or program (the “Accrued Benefits”).

(a) Severance Benefits upon Termination due to Death or Disability. If Executive’s employment terminates due to Executive’s death or Executive’s Disability (as defined in Section 4 below), and subject to Section 7(g), below, then in addition to the Accrued Benefits, Executive shall be entitled to the payments and benefits described in paragraphs (i) and (ii) below.

(i) Annual Bonus. Seritage shall pay Executive a pro rata portion (based on the amount of time Executive was employed during the year of such termination) of Executive’s annual cash bonus for the year of such termination, based on target performance toward the performance goals applicable to such bonus through the Date of Termination, and payable within thirty (30) days after the Date of Termination.

(ii) Acceleration of Certain Awards. To the extent not fully vested as of the Date of Termination, the Sign-On RSUs, Sign-On P-RSUs, and all Annual RSUs and Annual P-RSUs outstanding shall immediately vest in full. As to any P-RSUs, the modifier will be established as of the Date of Termination based on target performance as of the date Executive’s employment terminates (“Date of Termination”).

(iii) In the case of Disability, Executive will be entitled to participate in all benefit plans and programs sponsored by Seritage in accordance with the terms and conditions thereof except that if Executive elects continuation coverage pursuant to COBRA, then, during the eighteen (18) month period following the Date of Termination, Executive will be charged the same amount for such coverage as active employees are charged for the same coverage.

(b) Severance Benefits upon Termination without Cause or for Good Reason prior to a Change in Control. If Executive is terminated without “Cause” (other than due to Executive’s death or Executive’s Disability) or Executive terminates Executive’s employment for “Good Reason,” in either case prior to a Change in Control (as such terms are defined in Section 4, below), then in addition to the Accrued Benefits, Executive shall be entitled to the payments and benefits described in paragraphs (i), (ii), (iii), (v) and (vi) below.

(i) Annual Bonus. Seritage shall pay Executive a pro rata portion (based on the amount of time Executive was employed during the year of such termination) of Executive’s annual cash bonus for the year of such termination, based on actual performance toward the performance goals applicable to such bonus through the Date of Termination and payable at the same time as annual cash bonuses are normally paid by Seritage to its executives.

(ii) Continuation of Salary.

(A) Seritage shall pay Executive cash severance equal to two (2) times the sum of Executive’s annual base salary rate in effect as of the Date of Termination plus the annual cash bonus for the year in which occurs the Date of Termination at one hundred percent (100%) of target (in each case without giving effect to any reduction that is the basis for Executive’s resignation for Good Reason). Subject to the next subparagraph below, payment of such amount (“Salary Continuation”) shall commence on Executive’s Separation from Service (as defined in Section 4, below) and shall be paid in substantially equal installments on each regular salary payroll date for a period of twenty-four (24) months following Date of Termination (“Salary Continuation Period”).

(B) Notwithstanding the foregoing:

 (1) If Executive does not execute and timely submit the General Release and Waiver, substantially in the form attached hereto, (in accordance with subsection 7(g) below) by the deadline specified therein, any unpaid portion of the Salary Continuation shall terminate and forever lapse and Executive shall be required to reimburse Seritage for any portion of the Salary Continuation paid during the Salary Continuation Period.

(2) If the Salary Continuation payable to Executive during the first six (6) months after Executive’s Separation from Service either fails to qualify as “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) or exceeds the “Section 409A Threshold,” in each case in the mutual determination of the Executive and Seritage, and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 4, below), then, payment shall be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the expiration of the short-term deferral period or until the aggregate amount received equals the Section 409A Threshold, as applicable. Any portion of the Salary Continuation that does not qualify as short-term deferral or that is in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months or any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service. No interest shall accrue or be paid with respect to any such deferred amounts.

(iii) Continuation of Benefits. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs sponsored by Seritage in accordance with the terms and conditions thereof except that if Executive elects continuation coverage pursuant to COBRA, then, during the eighteen (18) month period following the Date of Termination, Executive will be charged the same amount for such coverage as active employees are charged for the same coverage. For avoidance of doubt irrespective of whether the Salary Continuation Period terminates, Executive shall be entitled to elect COBRA.

(iv) Forfeiture and Repayment for Violation of Non-Compete. Notwithstanding the foregoing, Salary Continuation and the COBRA subsidy provided pursuant to paragraph (iii), above, will terminate and forever lapse if (A) Executive is employed by a “Seritage Competitor” (as defined in Section 7(c), below) during the first twelve (12) months following the Date of Termination or in the event of Executive’s breach of Section 7(c), or (B) (1) within twelve (12) months following the Date of Termination, Seritage discovers for the first time that Executive committed Cause under prong (i) of the definition thereof prior to the Date of Termination and (2) the acts or omissions which constituted Cause resulted in material economic gain to Executive at the expense of Seritage. In such event, Executive shall also be required to reimburse Seritage for any portion of the Salary Continuation paid to Executive.

(v) Acceleration of Certain Awards. To the extent not fully vested as of the Date of Termination, (A) the Sign-On RSUs, the Sign-On P-RSUs and the Annual RSUs shall immediately vest in full; and (B) any Annual P-RSUs will vest on a pro rata basis based on the number of days from the start of the applicable performance or vesting period until the Date of Termination divided by the total number of days in the applicable performance or vesting period. As to the Sign-On P-RSUs and Annual P-RSUs, the modifier will be established assuming that the applicable “target” performance has been achieved as of the Date of Termination. Notwithstanding the foregoing, in addition to the vesting of Sign-on P-RSUs and Annual P-RSUs at “target” upon termination without Cause or for Good Reason prior to a Change in Control, if the Executive’s termination of employment under this Section 3(b) occurs in anticipation of a Change in Control (as defined herein), and the modifier established in respect of any P-RSUs held by then actively employed senior executives of Seritage based on actual performance as of the Change in Control would result, if applied to each of the Sign-on RSUs and Annual P-RSUs, in a number of Sign-on P-RSUs and Annual P-RSUs vesting, as applicable, that is in excess of the number of Sign-on P-RSUs and Annual P-RSUs that actually vested on the Date of Termination based on “target” performance, the Executive shall receive from Seritage a payment in cash equal to the product of (A) the number of P-RSUs constituting such excess, multiplied by (B) the fair market value of a share of Seritage REIT common stock on the date of the consummation of the Change in Control based on the price paid in connection with the Change in Control. For purposes of this Section 3(b)(v), a termination of employment will be deemed to be “in anticipation of a Change in Control” if such termination (or Good Reason event giving rise to such termination) is effectuated by Seritage within the ninety (90) days immediately preceding the consummation of a Change in Control.

(vi) Outplacement. As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of Seritage or the appropriate Seritage Affiliate. Seritage and Executive will mutually agree on which outplacement firm, among current vendors used by Seritage, will provide these services. Such services will be provided for up to twelve (12) months from the Separation from Service or until employment is obtained, whichever occurs first.

(vii) Other. Notwithstanding the foregoing and anything herein to the contrary and to the extent permitted by Section 409A, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (b)(ii) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

(c) Severance Benefits upon Termination without Cause or for Good Reason upon or within Twelve (12) Months following a Change in Control. If Executive is terminated without Cause (other than due to Executive’s death or Executive’s Disability) or Executive terminates Executive’s employment for Good Reason, in either case upon or within twelve (12) months following a Change in Control, then in addition to the Accrued Benefits, Executive shall be entitled to the benefits described in paragraphs (i), (ii), (iii), (v) and (vi) below.

(i) Annual Bonus. Seritage shall pay Executive a pro-rata portion (based on the amount of time Executive was employed during the year of such termination) of Executive’s annual cash bonus for the year in which the Date of Termination occurs based on actual performance toward the performance goals applicable to such bonus through the Change in Control and payable in a lump sum within thirty (30) days following the Date of Termination.

(ii) Continuation of Salary.

(A) Seritage shall pay Executive cash severance equal to three (3) times the sum of Executive’s annual base salary rate in effect as of the Date of Termination plus the annual cash bonus for the year in which occurs the Date of Termination at one hundred percent (100%) of target, with such amount payable in a lump sum within thirty (30) days following the Date of Termination (the “Change in Control Salary Payment”)

(B) Notwithstanding the foregoing:

(1) If Executive does not execute and timely submit the General Release and Waiver, substantially in the form attached hereto, (in accordance with subsection 7(g) below) by the deadline specified therein, any unpaid portion of the Change in Control Salary Payment shall terminate and forever lapse, and Executive shall be required to reimburse Seritage for any portion of the Change in Control Salary Payment paid to the Executive; and

(2) If the Change in Control Salary Payment payable to Executive during the first six (6) months after Executive’s Separation from Service either fails to qualify as “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) or exceeds the “Section 409A Threshold,” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 4, below), then, payment shall be made to Executive on each regular salary payroll date during the first six (6) months of the Change in Control Salary Payment until the expiration of the short-term deferral period or until the aggregate amount received equals the Section 409A Threshold, as applicable. Any portion of the Salary Continuation that does not qualify as short-term deferral or that is in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months or any portion of the Change in Control Salary Payment that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service. No interest shall accrue or be paid with respect to any such deferred amounts.

(iii) Continuation of Benefits.  Executive will be entitled to participate in all benefit plans and programs sponsored by Seritage in accordance with the terms and conditions thereof except that if Executive elects continuation coverage pursuant to COBRA, then, during the eighteen (18) month period following the Date of Termination, Executive will be charged the same amount for such coverage as active employees are charged for the same coverage.

(iv) Forfeiture and Repayment for Violation of Non-Compete. Notwithstanding the foregoing, the right to the Change in Control Salary Payment and the COBRA subsidy provided pursuant to paragraph (iii), above, will be forfeited if (A) Executive is employed by a “Seritage Competitor” during the first twelve (12) months following the Change in Control or in the event of Executive’s breach of Section 7(c) below or (B) (i) within twelve (12) months following the Change in Control, Seritage discovers for the first time that Executive committed Cause under prong (i) of the definition thereof prior to the Change of Control and the acts or omissions which constituted Cause resulted in material economic gain to Executive at the expense of Seritage. In such event, Executive shall also be required to reimburse Seritage for the Change in Control Salary Payment in the event of a violation of subsection (B)(i) above.

(v) Acceleration of Certain Awards. To the extent not fully vested as of the Date of Termination, the Sign-On RSU, the Sign-On P-RSU, the Annual RSUs and the Annual P-RSUs shall immediately vest in full, with the modifier applicable to the Sign-On P-RSU and all Annual P-RSUs established assuming the actual performance has been achieved as of the Date of Termination, as determined by the Compensation Committee in good faith, taking into account, among other factors, the timing of the occurrence of the Change in Control in relation to the Outstanding P-RSUs’ applicable performance periods and the nature of the underlying performance metrics and targets.

(vi) Outplacement. As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of Seritage or the appropriate Seritage Affiliate. Seritage and Executive will mutually agree on which outplacement firm, among current vendors used by Seritage, will provide these services. Such services will be provided for up to twelve (12) months from the Separation from Service or until employment is obtained, whichever occurs first.

(vii) Treatment of Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit to which Executive is entitled under this Agreement or otherwise would, either alone or together with all other payments and benefits to which Executive is entitled, but for the application of this paragraph 3(c)(vii), result in an excise tax to Executive under Section 4999 of the Code, then such payments and benefits shall be payable either (A) in full or (B) in such lesser amount as would result in no portion of any payments or benefits to Executive being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing options (A) or (B) results in Executive’s receipt, on an after-tax basis, of the greater amount of payments and benefits. To the extent Executive would receive a reduced amount pursuant to this paragraph 3(c)(vii), Executive’s payments and benefits shall be reduced, to the extent necessary, by first cancelling the acceleration of vesting of equity awards, then cancelling cash payments under this Agreement, and then any other cash payments. Seritage shall select a nationally recognized accounting firm to perform any calculations and other determinations required by this paragraph 3(c)(vii), which calculations and determinations shall be subject to Executive’s reasonable review.

(viii) Other. Notwithstanding the foregoing and anything herein to the contrary, and to the extent permitted by Section 409A, in the event of Executive’s death prior to full payment of the Change in Control Salary Payment, any unpaid portion of the Change in Control Salary Payment payable in accordance with subsection (c)(ii) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

(d) Special Modification of Performance Goals. For purposes of Section 3, when performance is measured based on performance through the Date of Termination or the date of a Change in Control, the performance goals shall be appropriately modified to take into account the shortened performance period.

(e) Resignation without Good Reason.  Executive may resign without Good Reason at any time upon providing Seritage sixty (60) days’ advance written notice.  In the event of Executive’s resignation without Good Reason, Executive shall be entitled to receive the Accrued Benefits only.

Section 4. Definitions. For purposes of this Agreement, the following terms are defined as follows:

(a) “Cause” shall mean (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Seritage or the Seritage Affiliates and is not remedied to the reasonable satisfaction of the Board within 60 days after receipt of written notice from Seritage specifying such breach; (ii) the conviction of Executive of a felony (other than vehicular-related); or (iii) any willful failure to comply with any written rules, regulations, policies or procedures of Seritage (including nondiscrimination and sexual harassment policies), as amended from time to time, which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of Seritage, which in the case of a failure that is capable of being remedied, is not remedied to the reasonable satisfaction of the Board within 60 days after receipt of written notice from Seritage specifying such failure.

(b) “Change in Control” shall mean an event described in Treasury Regulation Section 1.409A-3(i)(5).

(c) “Disability” shall mean disability as defined under the Seritage long-term disability plan (regardless of whether Executive is a participant under such plan) or if no such plan exists, Executive’s inability by reason of disability to perform Executive’s duties for one hundred eighty (180) consecutive days.

(d) “Good Reason” shall mean, without Executive’s written consent, (A) any reduction of Executive’s annual base salary, target annual cash bonus, or target annual equity grant from those in effect as of the date of this Agreement, other than a uniform reduction that applies to senior executives of Seritage that does not result in a reduction of (i) more than ten percent (10%) from the Executive’s highest base salary, target annual cash bonus or target annual equity grant or (y) more than five percent (5%) of the sum of Executive’s base salary, target annual cash bonus and target annual equity grant; (B) Executive’s mandatory relocation to an office outside New York City, NY; (C) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement; (D) a reduction in Executive’s duties, title, status or authority. In each case, Executive must provide Seritage with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within sixty (60) days of the initial existence of such Good Reason event, and Seritage shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If Seritage remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If Seritage does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date Seritage notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to Seritage of the facts giving rise to a claim of Good Reason within sixty (60) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the sixty-first (61st) day following the later of its occurrence or Executive’s knowledge thereof.

(e) “Section 409A Threshold” shall mean an amount equal to two (2) times the lesser of (A) Executive’s base salary for services provided to Seritage and any Seritage Affiliate as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (B) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

(f) “Separation from Service” shall mean a “separation from service” with Seritage (including any Seritage Affiliate) within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by Seritage (including by a Seritage Affiliate).

(g) “Specified Employee” shall mean a “specified employee” under Code Section 409A (and regulations issued thereunder).

Section 5. No Third-Party Agreements. Executive represents and warrants to Seritage that, except as disclosed on Appendix A, attached hereto, (a) as of the Effective Date, Executive is not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on Executive’s ability to accept and perform this or any other position with Seritage or any of its affiliates and (b) Executive is not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which Executive would receive remuneration for services, except as disclosed to and approved by Seritage. Executive will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of Seritage, such consent not to be unreasonably withheld.  Seritage acknowledges that Executive will continue to be affiliated with the entities identified in item 1 on Appendix A and Seritage consents to Executive’s holding the positions at those entities as indicated therein during Executive’s employment with Seritage, provided the activities in which Executive is engaged (x) are consistent with the positions identified or are at a less involved level than what is set forth in item 1 on Appendix A, (y) do not violate the terms of this Agreement, including Section 7 hereof, and (z) do not (1) interfere with the Executive’s fiduciary duties or (2) interfere in any material manner with the Executive’s responsibilities to Seritage.

Section 6. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Seritage, provided such invention or expression of an idea relates to the business of Seritage, or relates to actual or demonstrably anticipated research or development of Seritage, or results from any work performed by Executive for or on behalf of Seritage, are hereby assigned to Seritage, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Seritage. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

Section 7. Protective Covenants.

(a) Non-Disclosure of Seritage Confidential Information. Whether or not Executive receives any Severance Benefits under this Agreement:

(i) Non-Disclosure. Executive will not, during the term of Executive’s employment with Seritage or thereafter, and other than in the performance of Executive’s duties and obligations during Executive’s employment with Seritage or as required by law or legal process, and except as Seritage may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Seritage Confidential Information” (as defined below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, Seritage expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

(ii) Seritage Confidential Information. For purposes of this Agreement, “Seritage Confidential Information” means trade secrets and non-public information which Seritage designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by Seritage, its long and short-term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Seritage that is not known generally to the public or in the industry.

(iii) Return of Seritage Property. All documents and other property that relate to the business of Seritage are the exclusive property of Seritage, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Seritage upon termination of employment or at such earlier time as Seritage may request Executive to do so, provided, however, Executive shall be permitted to retain Executive’s electronic contact file.

(iv) Conflict of Interest. During Executive’s employment with Seritage, except as may be approved in writing by Seritage, the Executive will not have financial investments with Seritage’s customers, suppliers, or competitors which could reasonably be expected to impair Executive’s independence of judgment on behalf of Seritage. Also during Executive’s employment with Seritage, and consistent with the Executive’s fiduciary duties and compliance with the Seritage Code of Business Conduct and Ethics, Executive agrees further not to engage in any activity in competition with Seritage and will avoid any outside activity that could reasonably be expected to adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to Seritage, discredit Seritage or otherwise conflict with the best interests of Seritage.

(b) Non-Solicitation of Employees. During Executive’s employment with Seritage and for twelve (12) months following the termination of Executive’s employment with Seritage, Executive will not, directly or indirectly, solicit or encourage any person to leave her/his employment with Seritage or assist in any way with the hiring of any Seritage employee by any future employer or other entity; provided, however, the foregoing shall not prohibit Executive from (i) soliciting or hiring any individual who served at any time during the Employment Period as Executive’s personal secretary, assistant and/or other administrative assistant or (ii) general advertisement or solicitation for employment that is not specifically directed at employees of Seritage.

(c) Non-Competition. Executive acknowledges that as a result of Executive’s position at Seritage, Executive has learned or developed, or will learn or develop, Seritage Confidential Information and that use or disclosure of Seritage Confidential Information is likely to occur if Executive were to render advice or services to any Seritage Competitor. For twelve (12) months following the termination of Executive’s employment with Seritage (the “Restricted Period”), Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Seritage Competitor. For purposes of this Agreement, “Seritage Competitor” means the companies listed on Appendix B, each of which Executive acknowledges is a Seritage Competitor.

(d) Compliance with Protective Covenants. During the Restricted Period, Executive will provide Seritage with such information as Seritage may from time to time reasonably request to determine Executive’s compliance with Section 7(c). Subject to Executive’s prior written approval, which will not be unreasonably withheld, Executive authorizes Seritage to contact the Seritage Competitors to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Seritage, its agents and employees, from all liability for any damage arising from any such contacts or communications that the Executive has approved pursuant to the preceding sentence.

(e) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of Seritage Confidential Information and to otherwise protect the legitimate business interests of Seritage. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(f) Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the General Counsel and Corporate Secretary (or the equivalent) of Seritage. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Seritage’s absolute discretion.

(g) General Release and Waiver. Within thirty (30) days, or such longer period as may be required by applicable law, following Executive’s Date of Termination (whether initiated by Seritage or Executive, or due to Executive’s death or Disability) entitling Executive to Severance Benefits, Executive (or Executive’s estate, as applicable) will execute a binding general release and waiver of claims attached hereto as Exhibit A (“General Release and Waiver”), which is incorporated by reference under this Agreement. If the General Release and Waiver is not so signed or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under this Agreement and Executive shall be obligated to reimburse Seritage for any portion of (i) the Salary Continuation or Change in Control Salary Payment paid to Executive and (ii) the cost for the benefits provided during the COBRA period pursuant to the Agreement.

(h) Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of Sections 7(a), (b) or (c) of this Agreement, and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach Sections 7(a), (b) or (c) of this Agreement, Seritage may seek injunctive relief in favor of Seritage without the necessity of Seritage posting a bond. Moreover, any award of injunctive relief shall not preclude Seritage from seeking or recovering any lawful compensatory damages which may have resulted from a breach of Sections 7(a), (b) or (c) of this Agreement.

(i) Non-Disparagement. Executive will not publicly disparage Seritage, its products, services, or present or former officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf. Seritage will not, and will instruct its trustees and officers with the title of Senior Vice President and above not to, publicly disparage Executive.  This provision does not preclude any person from (i) pleading or testifying, to the extent that he or she reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, (ii) otherwise complying with legal requirements, (iii) enforcing any rights under this Agreement, or (iv) taking any action such person in good faith believes to be necessary or appropriate in fulfilling his or her fiduciary responsibilities to Seritage.  Upon an inquiry from a prospective employer, Seritage can confirm only that Executive was an employee and Executive’s dates of employment.

Section 8. Cooperation. Executive agrees, without receiving additional compensation, to reasonably cooperate with Seritage, both during and for the twelve (12) month period immediately following the period of employment with Seritage, with respect to matters that relate to Executive’s period of employment which involved Executive as to which Executive has knowledge, in all investigations, potential litigation or litigation in which Seritage is involved or may become involved other than any such investigations, potential litigation or litigation between Seritage and Executive. Seritage will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation. Executive’s cooperation shall not unreasonably interfere with Executive’s employment, if any, after employment with Seritage. In the event that Executive’s cooperation is requested, Seritage hereby acknowledges and reaffirms its obligations under all applicable directors’ and officers’ liability insurance policies covering Executive, as well as Seritage’s obligations with respect to indemnification and advancement of expenses as set forth under Maryland law and in Seritage’s charter and bylaws as in effect from time to time and Section 22 of this Agreement.

Section 9. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Seritage or Executive in any instance shall not be deemed a waiver of such provision in the future.

Section 10. Acting as Witness. Unless required by applicable law, Executive agrees that both during and after the period of employment with Seritage, Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Seritage or corporate relative of Seritage.

Section 11. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

Section 12. Governing Law. This Agreement will be governed under the internal laws of the state of New York without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of New York shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

Section 13. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim released pursuant to the General Release and Waiver be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

Section 14. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other Seritage document, then the provisions of this Agreement will control, except as otherwise precluded by law.

Section 15. Entire Agreement. This Agreement, including Appendix A and Appendix B and Exhibit A, contain and comprise the entire understanding and agreement between Executive and Seritage and except as set forth in this Agreement fully supersede any and all prior agreements or understandings between Executive and Seritage with respect to the subject matter contained herein, and may be amended only by a writing signed by Executive and a duly authorized officer of Seritage.

Section 16. Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

Section 17. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At the most recent address on file at Seritage.

If to Seritage:	Seritage Growth Properties c/o General Counsel 500 Fifth Avenue New York, NY 10110

Section 18. Assignment. Seritage may assign or transfer its rights and obligations under this Agreement to any successor pursuant to a merger or consolidation, or sale or liquidation of all or substantially all of the business or assets of Seritage; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of Seritage.  This Agreement shall be binding whether it is between Seritage and Executive or between any such successor and Executive.

Section 19. Section 409A Compliance.

(a) It is intended that the payments and benefits to be provided to Executive under this Agreement comply with, or are exempt from, the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses of in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(c) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Seritage.

Section 20. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

Section 21. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether Executive obtains other employment.

Section 22. Indemnification. During and following the Employment Period, Seritage shall fully indemnify Executive for any liability to the fullest extent permitted under applicable federal and state law, and shall provide for an advancement of fees, to the extent applicable and in compliance with such laws and the policies of Seritage. In addition, Seritage agrees to continue, at Seritage’s sole expense, a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Employment Period at the level in effect as of the Effective Date, or if greater, as in effect after the Effective Date. The foregoing shall not require Seritage to acquire and maintain a policy just for Executive if it does not maintain such a policy generally.

Section 23. Legal Fees. Seritage shall reimburse Executive for Executive’s reasonable legal fees and associated costs incurred in connection with the negotiation and execution of this Agreement not to exceed $25,000. In the event of a dispute regarding the terms of this Agreement, Seritage shall reimburse Executive for Executive’s reasonable legal fees and associated costs if Executive prevails on at least one material issue in the dispute.

IN WITNESS WHEREOF, Executive and Seritage, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

	EXECUTIVE:	SERITAGE GROWTH PROPERTIES:

	/s/ Andrea Olshan	By:	/s/ Matthew Fernand
	Andrea Olshan	Name:	Matthew Fernand
		Title:	General Counsel, Executive Vice President and Secretary
Date:	February 7, 2021	Date:	February 7, 2021

SERITAGE GROWTH PROPERTIES, L.P:
By: Seritage Growth Properties, Its General Partner
		By:	/s/ Matthew Fernand
		Name:	Matthew Fernand
		Title:	General Counsel, Executive Vice President and Secretary
		Date:	/s/ February 7, 2021

APPENDIX A

This appendix relating to third-party agreements and engagements has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Seritage REIT will furnish supplementally a copy of the appendices and exhibit to the Securities and Exchange Commission or its staff upon request.

APPENDIX B

Seritage Competitors

This appendix has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Seritage REIT will furnish supplementally a copy of the appendices and exhibit to the Securities and Exchange Commission or its staff upon request.

EXHIBIT A

This exhibit relating to a general release and waiver has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. Seritage REIT will furnish supplementally a copy of the appendices and exhibit to the Securities and Exchange Commission or its staff upon request.